Exhibit 5.1

HOGAN & HARTSON L.L.P.
COLUMBIA SQUARE
555 13TH STREET, NW
WASHINGTON, DC 20004-1109
TEL (202) 637-5600
FAX (202) 637-5910
WWW.HHLAW.COM

May 28, 2002

Board of Directors
Arbitron Inc.
142 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

     We are acting as counsel to Arbitron Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, No. 333-82522, as amended by pre-effective amendment number 1 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of the following securities of the Company with an aggregate initial public offering price of up to $150,000,000 (or the equivalent thereof in one or more currencies or composite currencies based on the exchange rate at the time of sale): (i) unsecured debt securities (the “Debt Securities”), (ii) shares of preferred stock, $100 par value per share (the “Preferred Shares”), (iii) shares of common stock, $.50 par value per share (the “Common Shares”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”);(v) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”),(vi) warrants to purchase Common Shares (the “Common Stock Warrants”), (vii) Preferred Shares represented by depositary receipts (the “Depositary Shares”), and (viii) subscription rights to purchase Preferred Shares, Common Shares, Debt Warrants, Preferred Stock Warrants, Common Stock Warrants or Depositary Shares (the “Subscription Rights” and, together with the Debt Securities, Preferred Shares, Common Shares, Debt Warrants, Preferred Stock Warrants, Common Stock Warrants and Depositary Shares, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Board of Directors
Arbitron, Inc.
May 28, 2002

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on April 2, 2002 and by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Indenture filed as Exhibit 4.3 to the Registration Statement.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on August 30, 2001 and resolutions of the Board of Directors of the Company adopted by written consent dated as of January 14, 2002, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Securities and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law,

Board of Directors
Arbitron, Inc.
May 28, 2002

government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.3 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements between the Company and a financial institution identified therein as warrant agent; (vi) any Preferred Stock Warrants will be issued under one or more equity warrant agreements between the Company and a financial institution identified therein as warrant agent; (vii) any Common Stock Warrants will be issued under one or more equity warrant agreements between the Company and a financial institution identified therein as warrant agent; (viii) before the issuance of any Preferred Shares or Depositary Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (ix) any Depositary Shares will be issued by a financial institution identified as depositary in and under a deposit agreement between the Company and the depositary; (x) any Subscription Rights will be issued under one or more subscription rights agreements; (xi) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (xii) the Company will remain a Delaware corporation.

     To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants, under the subscription rights agreement for any Subscription Rights and under the deposit agreement for any Depositary Shares, namely, the Trustee, the warrant agent, the rights agent or the depositary, respectively, is duly

Board of Directors
Arbitron, Inc.
May 28, 2002

organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, subscription rights agreement or deposit agreement, as applicable; that such indenture, warrant agreement, subscription rights agreement or deposit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, subscription rights agreement or deposit agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, subscription rights agreement or deposit agreement, as applicable.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     1.     The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants), upon authentication by the Trustee and due execution and delivery on behalf of the Company in accordance with the indenture relating thereto, will constitute valid and binding obligations of the Company enforceable in accordance with their terms.

     2.     The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional

Board of Directors
Arbitron, Inc.
May 28, 2002

consideration payable upon such exercise), upon due execution of certificates therefor and delivery on behalf of the Company, will be validly issued, fully paid and non-assessable.

     3.     The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution of certificates therefor and delivery on behalf of the Company, will be validly issued, fully paid and non-assessable.

     4.     The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

     5.     The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

     6.     The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

     7.     The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

Board of Directors
Arbitron, Inc.
May 28, 2002

     8.     The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, the Subscription Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

     The opinions expressed in Paragraphs (1), (4), (5), (6), (7) and (8) above with respect to the enforceability of obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law). Such opinions shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions elsewhere set forth in this opinion letter, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.